Exhibit 99.3

Express Canada

Combined Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Independent Auditors’ Report

The Board of Directors

Spectra Energy Partners GP, LLC

Report on the Financial Statements

We have audited the accompanying combined consolidated financial statements of Express Canada (consisting of 1108437 Alberta Ltd., Express Pipeline Ltd., Express Holdings (Canada) Limited Partnership and Express Pipeline Limited Partnership), which comprise the combined consolidated balance sheets as of December 31, 2012, 2011 and 2010, and the related combined consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related notes to the combined consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined consolidated financial statements referred to above present fairly in all material respects, the financial position of Express Canada as of December 31, 2012, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

August 29, 2013

EXPRESS CANADA

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(In USD millions)

	Years Ended December 31,
	2012	2011	2010
Operating Revenues
Transportation	$49.4	$48.6	$44.1
Other	6.4	4.3	2.2

Total operating revenues	55.8	52.9	46.3

Operating Expenses
Electricity	14.2	12.2	13.7
Operating, maintenance and other	10.3	14.8	10.3
Property taxes	1.8	1.8	1.8
Depreciation and amortization	9.2	8.6	9.3

Total operating expenses	35.5	37.4	35.1

Operating Income	20.3	15.5	11.2
Other Income and Expenses, net	(3.4)	(6.1)	(1.4)

Net Income	$16.9	$9.4	$9.8

See Notes to Combined Consolidated Financial Statements.

EXPRESS CANADA

COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In USD millions)

	Years Ended December 31,
	2012	2011	2010
Net Income	$16.9	$9.4	$9.8
Foreign currency translation adjustments	6.5	(6.9)	17.1

Comprehensive Income	$23.4	$2.5	$26.9

See Notes to Combined Consolidated Financial Statements.

EXPRESS CANADA

COMBINED CONSOLIDATED BALANCE SHEETS

(In USD millions)

	December 31,
	2012	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$11.6	$19.0	$13.5
Accounts receivable and unbilled revenue	9.5	10.3	9.9
Due from related parties	—	0.7	0.7
Other current assets	1.3	1.2	1.3

Total current assets	22.4	31.2	25.4

Deferred financing costs	0.1	0.2	0.2
Goodwill	205.4	200.9	205.4
Property, plant and equipment
Cost	239.8	230.6	232.7
Less accumulated depreciation and amortization	85.0	74.2	70.6

Net property, plant and equipment	154.8	156.4	162.1

Total Assets	$382.7	$388.7	$393.1

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$3.9	$7.7	$3.6
Due to related parties	6.9	5.3	4.3
Deferred revenue	2.0	1.9	2.0
Interest payable	0.8	0.7	0.8
Current portion of long-term debt	8.4	8.4	11.2

Total current liabilities	22.0	24.0	21.9

Long-term Debt	59.5	68.4	77.4
Commitments and Contingencies
Equity
Limited partner units	216.0	215.8	206.4
General partner units	1.6	3.4	3.4
Accumulated other comprehensive income	83.6	77.1	84.0

Total equity	301.2	296.3	293.8

Total Liabilities and Equity	$382.7	$388.7	$393.1

See Notes to Combined Consolidated Financial Statements.

EXPRESS CANADA

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In USD millions)

	Years Ended December 31,
	2012	2011	2010
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$16.9	$9.4	$9.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9.2	8.6	9.3
Unrealized foreign exchange loss (gain)	(1.2)	1.0	(4.4)
Amortization of long-term debt premium	(0.5)	(0.6)	(0.8)
Changes in working capital	0.5	4.6	(1.9)

Net cash provided by operating activities	24.9	23.0	12.0

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(5.1)	(6.4)	(2.1)
Proceeds from held-to-maturity securities	13.4	16.9	16.5
Purchases of held-to-maturity securities	(13.4)	(16.9)	(17.3)
Change in restricted funds	—	—	0.8

Net cash used in investing activities	(5.1)	(6.4)	(2.1)

CASH FLOW FROM FINANCING ACTIVITIES
Repayment of long-term debt	(8.4)	(11.2)	(10.8)
Distribution to partners	(18.5)	—	—

Net cash used in financing activities	(26.9)	(11.2)	(10.8)

Effect of exchange rate changes on cash	(0.3)	0.1	(0.9)

Net increase (decrease) in cash and cash equivalents	(7.4)	5.5	(1.8)
Cash and cash equivalents at beginning of period	19.0	13.5	15.3

Cash and cash equivalents at end of period	$11.6	$19.0	$13.5

Supplemental Disclosures
Interest paid	$5.0	$5.7	$5.7

See Notes to Combined Consolidated Financial Statements.

EXPRESS CANADA

COMBINED CONSOLIDATED STATEMENTS OF EQUITY

(In USD millions)

	Limited Partner	General Partner	Accumulated Other Comprehensive Income (Loss)	Total
December 31, 2009	$196.6	$3.4	$66.9	$266.9

Net income	9.8	—	—	9.8
Foreign currency translation adjustment	—	—	17.1	17.1

December 31, 2010	206.4	3.4	84.0	293.8

Net income	9.4	—	—	9.4
Foreign currency translation adjustment	—	—	(6.9)	(6.9)

December 31, 2011	215.8	3.4	77.1	296.3

Net income	16.9	—	—	16.9
Foreign currency translation adjustment	—	—	6.5	6.5
Distributions	(16.7)	(1.8)	—	(18.5)

December 31, 2012	$216.0	$1.6	$83.6	$301.2

See Notes to Combined Consolidated Financial Statements.

Express Canada

Notes to Combined Consolidated Financial Statements

1. Summary of Operations and Significant Accounting Policies

Nature of Operations. The Express-Platte Pipeline System is a crude oil pipeline which begins in Hardisty, Alberta and terminates in Wood River, Illinois. The Express-Platte Pipeline System consists of the Express pipeline, which carries crude oil to refining markets in the Rocky Mountain states, and the Platte pipeline, which interconnects with the Express pipeline in Casper, Wyoming, and transports crude oil predominantly from the Bakken shale formation located in the Williston Basin and Western Canada to refiners in the Midwest. “Express Canada” represents the entities comprising the Canadian portion of the Express-Platte Pipeline System, and “Express US” represents the affiliated entities comprising the United States portion of the Express-Platte Pipeline System. Express US entities include Express Pipeline LLC (“EPLLC”), which operates the Express pipeline in the United States, and Platte Pipe Line Company (“Platte Co.”), which operates the Platte pipeline in the United States. Express Canada and Express US are ultimately owned by the same consortium.

The business and operations of Express Canada is comprised of the consolidated businesses of Express Holdings (Canada) Limited Partnership (the “Partnership”), 1108437 Alberta Ltd., and their respective subsidiaries. The Partnership is a Manitoba limited partnership registered on May 17, 2004 and holds a 99.9% participating limited partner interest in Express Pipeline Limited Partnership (“EPLP”). 1108437 Alberta Ltd. (“Alberta Ltd.”) is a corporation incorporated under the Alberta Business Corporations Act on May 17, 2004. Alberta Ltd is a general partner with no participating interest in the Partnership and holds a 100% interest in Express Pipeline Ltd. Express Pipeline Ltd. holds a 0.1% participating general partner interest in Express Pipeline Limited Partnership.

Kinder Morgan Canada Inc. (“Kinder Morgan”) operates the Express-Platte Pipeline System and provides specialized operating, engineering and administrative support services.

The terms “Company, “we,” “our,” “us,” and similar terms refer to Express Canada.

Basis of Presentation. The combined consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) and reflect the results of operations, balance sheet and cash flows of Express Canada. These combined consolidated financial statements include the Partnership and its 99.9% owned subsidiary Express Pipeline Limited Partnership, and Alberta Ltd. and its 100% owned subsidiary Express Pipeline Ltd. Amounts are stated in U.S. dollars. Consolidated Financial Statements of the Partnership and Alberta Ltd. are shown as combined to reflect 100% results of the operations and financial position of the entities that comprise Express Canada, as they are related entities with common ownership and management, with no controlling financial interest between them.

Use of Estimates. The preparation of these combined consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of accounts receivable and unbilled revenue, property, plant and equipment, accounts payable and accrued liabilities and deferred revenue in the consolidated financial statements. Actual results could differ from these estimates.

Regulation. Express Canada maintains its accounting records as prescribed by the National Energy Board (“NEB”) and is subject to the regulation of the NEB. The NEB exercises statutory authority over such matters as rates of return, construction and operation of facilities, accounting practices, rates and tolls, and contractual agreements with customers.

Revenue Recognition. Revenues associated with the transportation of crude oil are recorded when products are delivered and adjusted according to terms prescribed by toll agreements with shippers and approved by regulators. Transportation tariffs invoiced for volumes in transit are recorded as deferred revenue at year end.

Cash and Cash Equivalents. Highly liquid investments with original maturities of three months or less at the date of acquisition, except for the investments that were pledged as collateral against long-term debt and any investments that are considered restricted funds, are considered cash equivalents.

Foreign Currency Translation. Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which our reporting subsidiary operates, also referred to as its functional currency. The Canadian dollar has been determined to be the functional currency of our operations based on an assessment of the economic circumstances of those operations. Gains and losses arising from transactions and balances denominated in currencies other than the functional currency are included in the results of operations of the period in which they occur.

Foreign currency translation is the process of expressing, in our reporting currency (U.S. dollars), amounts denominated or measured in a different functional currency. As these financial statements are prepared in accordance with U.S. GAAP, the U.S. dollar has been determined to be an appropriate reporting currency. Assets and liabilities are translated into U.S. dollars at current exchange rates. Revenue and expense accounts are translated at average monthly exchange rates prevailing during the periods. Translation adjustments resulting from fluctuations in exchange rates are included in the Combined Consolidated Statements of Comprehensive Income.

Significant Customers. Customers accounting for 10% or more of revenues in any of the years presented are as follows:

	% of Consolidated Revenues
Customer	2012	2011	2010
ConocoPhillips Canada	26%	30%	26%
Suncor Energy Inc.	17%	18%	15%
Holly Frontier / Frontier Oil & Refining Co	15%	9%	8%
ExxonMobil Canada	12%	12%	8%
Cenovus Energy Inc.	10%	13%	17%
Sinclair Oil Corporation	10%	7%	9%

Income Taxes. As a result of our corporate structure, the Partnership is not subject to federal income tax. Our federal taxable income or loss is reported on the respective income tax returns of our partners. However, Alberta Ltd. is subject to Canadian income tax on its percentage ownership of EPLP. The income tax expense is not material for each of 2012, 2011 and 2010. At December 31, 2012, the amount of net unused operating losses carryforward is not material.

Property, Plant and Equipment. Property, plant and equipment, including pipelines, tanks, buildings and other equipment, are stated at cost, after taking into consideration the effect of purchase price adjustments related to the acquisition of Express Canada, less accumulated depreciation. Cost includes all direct expenditures for system expansions, betterments and replacements, and an allocation of overhead costs.

Depreciation of oil pipelines and facilities is recorded on a straight-line basis over their useful lives. Depreciation rates for oil pipelines and facilities are approved by the regulator. The average depreciation period is approximately 30 years. Assets under construction are not depreciated until they are placed in service.

The cost of depreciable property retired, together with removal costs, less salvage, is charged to accumulated depreciation.

The carrying value of an item of property, plant and equipment is tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount is not recoverable and exceeds its fair value.

Deferred Financing Costs. Deferred financing costs are amortized using the effective interest method over the term of the related debt.

Goodwill. We perform our goodwill impairment test annually and evaluate goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. No impairments of goodwill were recorded in 2012, 2011 or 2010.

As permitted under accounting guidance on testing goodwill for impairment, we performed either a qualitative assessment or a quantitative assessment based on management’s judgment. With respect to our qualitative assessments, we considered events and circumstances specific to us, such as macroeconomic conditions, industry and market considerations, cost factors and overall financial performance, when evaluating whether it was more likely than not that the fair value of our reporting unit, Express Canada, was less than the carrying amount.

In connection with our quantitative assessments, we primarily used a discounted cash flow analysis to determine the fair values of those reporting units. Key assumptions in the determination of fair value included the use of an appropriate discount rate and estimated future cash flows. In estimating cash flows, we incorporated expected long-term growth rates, regulatory stability, the ability to renew contracts, and commodity prices and foreign currency exchange rates where appropriate, as well as other factors that affect our revenue, expense and capital expenditure projections. If the carrying amount of the reporting unit exceeds its fair value, a comparison of the fair value and carrying value of the goodwill of that reporting unit needs to be performed. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. An impairment loss is not subsequently reversed. Additional impairment tests are performed between the annual reviews if events or changes in circumstances make it more likely than not that the fair value of a reporting unit is below its carrying amount.

Asset Retirement Obligation. Express Canada recognizes the fair value of a future asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development, and/or normal use of the assets. Express Canada concurrently recognizes a corresponding increase in the carrying amount of the related long-lived asset that is depreciated over the life of the asset. The fair value of the asset retirement obligation is estimated using the expected cash flow approach that reflects a range of possible outcomes discounted at a credit-adjusted risk-free interest rate. Subsequent to the initial measurement, the asset retirement obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Changes in the obligation due to the passage of time are recognized in income. Changes in the obligation due to changes in estimated cash flows are recognized as an adjustment of the carrying amount of the related long-lived asset that is depreciated over the remaining life of the asset.

The demand for the Express-Platte Pipeline System depends on the ongoing demand to move crude oil through the Express-Platte Pipeline System. Although the individual assets that constitute the Express-Platte Pipeline System will be replaced as needed, the Express-Platte Pipeline System will continue to exist for an indeterminate life. As such, there is uncertainty around the timing of any retirement obligations. As a result, Express Canada determined that there is not sufficient information to reasonably estimate settlement fair value and has not recognized any asset retirement obligations as at December 31, 2012, 2011, and 2010.

Financial Instruments. We measure the fair value of financial assets and liabilities by using observable inputs. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. All current investments are in held-to-maturity (HTM) securities and are carried at cost. Realized gains and losses, and dividend and interest income related to these securities, including any amortization of discounts or premiums arising at acquisition, are included in earnings.

Related Party Transactions. Monetary related party transactions and non-monetary related party transactions that have commercial substance are measured at the exchange amount. Where a transaction is not in the normal course of operations, it is measured at the exchange amount when there is a substantive change in the ownership of the item transferred and there is independent evidence of the exchange amount. All other related party transactions are measured at the carrying amount.

2. Accounts Receivable and Unbilled Revenue

	December 31,
	2012	2011	2010
	(in millions)
Unbilled revenues	$8.8	$8.8	$9.0
Trade receivables	0.5	1.3	0.9
Taxes receivable	0.2	0.2	—

Total accounts receivable and accrued revenue	$9.5	$10.3	$9.9

3. Other Current Assets

	December 31,
	2012	2011	2010
	(in millions)
Prepaid expenses	$0.3	$0.2	$0.3
Parts inventory	0.2	0.2	0.2
Restricted funds	0.8	0.8	0.8

Total other current assets	$1.3	$1.2	$1.3

4. Marketable Securities

We invest restricted balances in money market funds. We do not purchase marketable securities for speculative purposes; therefore, we do not have any securities classified as trading securities. Initial investments in securities are classified as purchases of HTM marketable securities. Maturities of securities are classified within proceeds from sales and maturities of HTM securities in the Consolidated Statements of Cash Flows.

HTM Securities. All of our HTM securities are restricted funds and are as follows:

		Estimated Fair Value at December 31,
		(in millions)
Description	Combined Consolidated Balance Sheet Caption	2012	2011	2010
Money market funds	Other current assets	$0.8	$0.8	$0.8

All of our HTM securities are restricted funds pursuant to certain debt agreements.

At December 31, 2012, 2011 and 2010, the weighted-average contractual maturity of outstanding HTM securities was less than one year.

There were no material gross unrecognized holding gains or losses associated with investments in HTM securities at December 31, 2012, 2011 or 2010.

Changes in restricted balances are presented within Cash Flows from Investing Activities on our Consolidated Statements of Cash Flows.

Interest income. Interest income was not material for each of 2012, 2011 and 2010.

5. Property, Plant and Equipment

		December 31,
	Estimated Useful Life	2012	2011	2010
	(Years)	(in millions)
Oil transmission	30	$205.9	$199.9	$199.9
Equipment	5-30	12.7	11.7	11.9
Right of way	30	2.6	2.5	2.6
Buildings	2-30	12.1	11.8	12.0
Land	—	0.1	0.1	0.1
Construction in progress	—	1.9	0.2	1.8
Other	1-30	4.5	4.4	4.4

Total property, plant and equipment		239.8	230.6	232.7
Total accumulated depreciation		80.5	69.9	66.5
Total accumulated amortization		4.5	4.3	4.1

Total accumulated depreciation and amortization		85.0	74.2	70.6

Total net property, plant and equipment		$154.8	$156.4	$162.1

Composite weighted-average depreciation rates were 3.3% for 2012 and 2011 and 3.4% for 2010.

Amortization expense of intangible assets totaled $0.2 million each of 2012, 2011 and 2010. Estimated amortization expense for 2013 through 2017 is $0.2 million per year.

6. Accounts Payable and Accrued Liabilities

	December 31,
	2012	2011	2010
	(in millions)
Trade payables	$1.3	$0.9	$0.3
Accrued liabilities	2.6	6.8	3.3

Total accounts payable and accrued liabilities	$3.9	$7.7	$3.6

7. Goodwill

Goodwill
(in millions)
December 31, 2010	$205.4
Foreign currency translation adjustment	(4.5)

December 31, 2011	200.9
Foreign currency translation adjustment	4.5

December 31, 2012	$205.4

8. Debt

	December 31,
	2012	2011	2010
	(in millions)
7.39% Subordinated Secured Notes due 2019	$40.4	$49.3	$53.3
6.09% Senior Secured Guaranteed Notes due 2020	27.5	27.5	27.5
6.47% Senior Secured Notes due 2013	—	—	7.8

	67.9	76.8	88.6
Less: current portion of long-term debt	(8.4)	(8.4)	(11.2)

Long-term Debt	$59.5	$68.4	$77.4

7.39% Subordinated Secured Notes and 6.47% Senior Secured Notes (denominated in USD)

In 1998, EPLP and EPLLC (the “Issuers”) issued $150 million 6.47% Senior Secured Notes due 2013 (the “Senior Notes”) and $250 million 7.39% Subordinated Secured Notes due 2019 (the “Subordinated Notes” and collectively together with the Senior Notes, the “Notes”) on a joint and several basis. Platte Co. has guaranteed the obligations of the Issuers. EPLP was allocated $60 million of the Senior Notes and $75 million of the Subordinated Notes.

The Notes are secured by the assignment of the Express-Platte Pipeline System’s receivables from its transportation revenues and a floating charge over the assets of the Express-Platte Pipeline System.

The Notes have a Scheduled Amortization and a Rated Amortization schedule. The Scheduled Amortization principal repayments commenced on June 30, 1998. The principal of the Senior Secured Notes was paid in full on December 31, 2011. Based on the Scheduled Amortizations, the principal of the Subordinated Notes is expected to be paid in full by December 31, 2017. The Rated Amortization schedule required principal repayments of the Notes to begin no later than June 30, 2000 and the principal of the Notes to be paid in full by December 31, 2013 for the Senior Notes and by December 31, 2019 for the Subordinated Notes. The Express-Platte Pipeline System is currently meeting the Scheduled Amortization schedule.

Under the terms of the debt financing, the Express-Platte Pipeline System was to maintain a debt service coverage ratio (“DSCR”) of 1.3:1 per quarter to meet the Restricted Payments Test (“Test”). Failure to meet the DSCR Test restricts the Express-Platte Pipeline System from making distributions to the owners until such time as the Test has been met for four consecutive quarters. The Express-Platte Pipeline System met the requirements under the DSCR Test for every quarter in 2012, 2011 and 2010.

6.09% Senior Secured Guaranteed Notes (denominated in USD)

In 2005, Express Holdings (USA) Inc., a direct owner of Express US, and the Partnership (collectively, the “Obligors”) issued $110 million 6.09% Senior Secured Guaranteed Notes (“Guaranteed Notes”) on a joint and several basis. The $110 million principal amount is due January 15, 2020. Of the $110 million Guaranteed Notes issued, $27.5 million were allocated to the Partnership.

EPLP has guaranteed the obligations of the Obligors. The Guaranteed Notes are secured by the assignment of the Express-Platte Pipeline System’s receivables from its transportation revenues and a floating charge over the assets of the Express-Platte Pipeline System. The Guaranteed Notes rank pari passu to the Senior Secured Notes.

Revolving Credit Facility

On July 12, 2010 Express U.S. Holdings LP, the indirect owner of Express US, entered into a credit agreement with Royal Bank of Canada to establish a $45 million revolving credit facility. In the event that Express U.S. Holdings LP is unable to satisfy its obligations, the facility is payable on demand and is guaranteed in-whole by the Partnership. At December 31, 2012, no funds have been drawn on this facility. The credit facility was closed effective March 14, 2013, on acquisition of the Company by Spectra Energy Corp (see Note 16).

Repayments based on the Scheduled Amortization schedule relating to amounts allocated to EPLP are:

	2013	2014	2015	2016	2017
	(in millions)
Subordinated Notes	$8.4	$8.9	$9.7	$8.9	$3.7

9. Equity

Voting. On any partnership matter to be enacted by the Partners, each partner entitled to vote thereupon shall have the right to cast the number of votes represented by that Partners’ participating percentage with the necessary level of approval being a simple majority.

Partnership Interests. The General Partner, Alberta Ltd., is authorized to cause the Partnership to issue additional partnership interests in consideration of cash contributions or such other per-unit contribution as the General Partner may determine.

10. Related Party Transactions

Related party balances of Express Canada are non-interest bearing, are payable on demand, and arise from transactions in the normal course of business operations, as described below.

Agreement with affiliated companies

Express Canada is party to an Operating Agreement with several entities controlled by Kinder Morgan, through which various operating, engineering and administrative support services related to the operation of the Express-Platte Pipeline System and other affiliated pipeline systems are performed. Under the terms of the Operating Agreement the costs of providing the operating, engineering and administrative support services are allocated between the affiliated companies. During the year ended December 31, 2012, Express Canada was allocated $6.4 million (2011 – $6.6 million, 2010 – $6.0 million), including a management fee of $0.8 million (2011 – $0.1 million, 2010 – $0.2 million) with respect to the provision of such services. At December 31, 2012, $6.9 million (2011 – $5.3 million, 2010 – $4.3 million) was payable to these entities for these services.

Agreements with related company

Express Canada is party to International Joint Tariff Agreements (IJTA’s) with Express US and third parties. Under the IJTA’s, Express Canada shares certain tariff revenue with Express US and third parties. At December 31, 2012, we had no (2011 – $0.7 million, 2010 – $0.7 million) receivable with respect of these agreements.

11. Other Income and Expenses, net

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Interest expense	$5.1	$5.7	$6.6
Amortization of long-term debt premium	(0.5)	(0.6)	(0.8)
Foreign exchange loss (gain)	(1.2)	1.0	(4.4)

Other income and expenses, net	$3.4	$6.1	$1.4

12. Changes in Working Capital

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Accounts receivable and unbilled revenue	$1.2	$(0.5)	$0.2
Due from related parties	0.8	—	(0.6)
Other current assets	(0.1)	0.1	(0.7)
Accounts payable and accrued liabilities	(3.3)	3.7	1.1
Due to related parties	1.8	1.4	(2.1)
Deferred revenue	0.1	(0.1)	0.2

Total changes in working capital	$0.5	$4.6	$(1.9)

13. Commitments & Contingencies

Litigation

We are a party to various legal, administrative and regulatory proceedings that have arisen in the ordinary course of our business, including, from time to time, disputes with customers over various measurement and settlement issues. Management currently believes that these matters, taken as a whole, and after consideration of insurance coverage and other indemnification arrangements, will not have a material adverse effect on our net income, financial position or cash flows. Legal costs are expensed as incurred. As of December 31, 2012, 2011 and 2010, we had no amounts accrued for our legal proceedings against us.

Environmental

We are subject to various Canadian federal, provincial and local laws and regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. These laws and regulations can change from time to time, imposing new obligations on us.

Like others in the energy industry, we and our affiliates are responsible for environmental remediation at various contaminated sites. These include some properties that are part of our ongoing operations, sites formerly owned or used by us, and sites owned by third parties. Remediation typically involves management of contaminated soils and may involve groundwater remediation. Managed in conjunction with relevant federal, state/provincial and local agencies, activities vary with site conditions and locations, remedial requirements, complexity and sharing of responsibility. If remediation activities involve statutory joint and several liability provisions, strict liability, or cost recovery or contribution actions, we or our affiliates could potentially be held responsible for contamination caused by other parties. In some instances, we may share liability associated with contamination with other potentially responsible parties, and may also benefit from insurance policies or contractual indemnities that cover some or all cleanup costs. All of these sites generally are managed in the normal course of business or affiliated operations.

Other Commitments and Contingencies

As of December 31, 2012, we had no significant purchase or capital commitments.

14. Financial Instruments

We measure the fair value of financial assets and liabilities using observable inputs. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The fair values of cash, accounts receivable, amounts due from related parties, accounts payable and accrued liabilities, amounts due to related parties, and the current portion of long-term debt are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

Fair value of our long-term debt is determined based on market-based prices. These valuations may include inputs such as quoted market prices of the exact or similar instruments, broker or dealer quotations, or alternative pricing sources that may include models or matrix pricing tools, with reasonable levels of price transparency. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The fair values of financial instruments that are recorded and carried at book value are summarized in the following table. Fair value of long-term debt, including the current portion, is provided solely for information purposes and is not recorded in the balance sheet.

	December 31,
	2012		2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
7.39% Subordinated Secured Notes	$40.4	$46.5	$49.3	$54.2	$53.3	$56.2
6.09% Senior Secured Guaranteed Notes	27.5	28.2	27.5	32.0	27.5	29.5
6.47% Senior Secured Notes	—	—	—	—	7.8	7.6

	$67.9	$74.7	$76.8	$86.2	$88.6	$93.3

15. Risk Management

Credit Risk. Express Canada is exposed to concentration of credit risk as seven (2011 – six, 2010 – eight) major shippers account for approximately 90% of trade accounts receivable. The overall credit risk is mitigated through the use of letters of credit from shippers or prepayment terms depending on the credit rating of the shipper. Generally investment-grade shippers are not required to provide letters of credit or prepayment. All of the major shippers accounting for 90% of the trade accounts receivable as noted above are considered investment-grade. Express Canada has not recorded an allowance for doubtful accounts.

Foreign Currency Risk. We are exposed to foreign currency risk from investments in U.S. dollars and a functional currency of Canadian dollars. To mitigate risks associated with foreign currency fluctuations, contracts may be denominated in or indexed to the U.S. dollar and/or local inflation rates, or investments may be naturally hedged through debt denominated or issued in the foreign currency. To monitor our currency exchange rate risks, we use sensitivity analysis, which measures the effect of change in value of the U.S. dollar.

We do not engage in any hedging activities and have no outstanding derivatives as of December 31, 2012, 2011 and 2010.

16. Subsequent Events

Subsequent events have been reviewed through August 29, 2013, the issuance date of these Combined Consolidated Financial Statements.

On December 10, 2012, Borealis Infrastructure, the Ontario Teachers’ Pension Plan and Kinder Morgan (owners of the Express-Platte Pipeline System) entered into a Securities Purchase Agreement with Spectra Energy Corp for the sale of all of their ownership in the Express-Platte Pipeline System. The transaction was completed on March 14, 2013.

On August 2, 2013, subsidiaries of Spectra Energy Corp (“Spectra Energy”) contributed a 40% interest in the US portion of Express-Platte Pipeline System to Spectra Energy Partners, LP (“SEP”) and sold a 100% ownership interest in the Canadian portion to SEP. Aggregate consideration for the transactions consisted of approximately $410 million in cash, $319 million in newly issued SEP partnership units and $129 million of acquired Express-Platte Pipeline System debt.

On August 5, 2013 Spectra Energy entered into a definitive agreement with SEP under which Spectra Energy will contribute to SEP substantially all of Spectra Energy’s remaining interests in its other subsidiaries that own US transmission and storage and liquids assets. Included in the interests is the remaining interest in the US portion of the Express-Platte Pipeline System. Completion of the transaction is subject to regulatory approval and customary closing conditions.